EXHIBIT 99.1

For Immediate Release

WSI Industries Appoints New Director

September 29, 2014—Minneapolis, MN—WSI Industries, Inc. (Nasdaq: WSCI) today reported that the Board of Directors has appointed Jack R. Veach to the WSI Board. From 1986-2013, Mr. Veach was President & CEO of Arctic Fox LLC, a privately held, diversified manufacturing company located in Delano, Minnesota. Arctic Fox, LLC is a leading supplier of high quality components to the heavy-duty trucking and off-highway and energy equipment markets. Arctic Fox also provides contract manufacturing services to industrial OEM’s. Mr. Veach retired as President of Arctic Fox in February, 2014, after having sold the business to a private equity investor. Mr. Veach has a BA degree from Macalester College, St. Paul, Minnesota and an MBA from the Carlson School of Management, University of Minnesota.

Benjamin Rashleger, Chief Executive Officer, commented: “With WSI’s growth over the last several years, the Board of Directors felt that it was an opportune time to add additional experience and guidance to the Board. In addition to Jack’s extensive manufacturing expertise, we have successfully added a director who will provide further experience in executive management, strategic planning, mergers and acquisitions, sales and marketing, finance and accounting and board governance. We sincerely welcome Jack to our Board, and we look forward to the insight and advice Jack will provide to us as WSI continues to grow in the coming years.”

WSI Industries, Inc. is a leading contract manufacturer that specializes in the machining of complex, high-precision parts for a wide range of industries, including automotive, avionics and aerospace, energy, recreational vehicles, small engines, marine, bioscience and the defense markets.

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For additional information:

Benjamin Rashleger (President & CEO) or Paul D. Sheely (CFO) 763-295-9202

The statements included herein which are not historical or current facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. There are certain important factors which could cause actual results to differ materially from those anticipated by some of the statements made herein, including the Company’s ability to retain current programs and obtain additional manufacturing programs, and other factors detailed in the Company’s filings with the Securities and Exchange Commission.